Execution Version

Exhibit 10.1

PURCHASE AND SALE AGREEMENT
DATED AS OF DECEMBER 5, 2013
BETWEEN
ABRAXAS PETROLEUM CORPORATION
AS SELLER
AND
F-250, LLC
AS BUYER

Table of Contents

Section 1. Purchase and Sale	1
(a) Properties	2
(b) Excluded Properties	3
(c) Assumed Liabilities

Section 2. Purchase Price; Deposit	4

Section 3. Purchase Price Adjustments	4
(a) Purchase Price Increases	4
(b) Purchase Price Decreases	5
(c) Collection of Receivables	6
(d) Allocation	6
(e) Production Taxes	6
(f) Audit Adjustments	7
(g) Tax Refunds	7

Section 4. Representations and Warranties of Seller	7
(a) Organization	7
(b) Authority	7
(c) Enforceability	7
(d) No Conflicts	8
(e) Foreign Person	8
(f) Bankruptcy	8
(g) Brokers	8
(h) Taxes	8
(i) Rentals and Royalties	8
(j) Consents and Preferential Rights	8
(k) Material Contracts	9
(l) Production Contracts	10
(m) Outstanding Capital Commitments	10
(n) Claims and Litigation	10
(o) Imbalances	10
(p) Non-Consent Operations	11
(q) Plugging and Abandonment	11
(r) Liens	11
(s) The Records	11
(t) Payouts	11

i

(u) Leases	11
(v) Wycross Gathering System	11
(w) Absence of Certain Events	11
(x) Information	12

Section 5.Representations and Warranties of Buyer	12
(a) Organization	12
(b) Authority	12
(c) Enforceability	12
(d) No Conflicts	12
(e) Securities Law Disclosure	12
(f) Financial Ability	13
(g) Investment Experience	13
(h) Physical and Environmental Defects	13
(i) Brokers	13

Section 6. Pre-Closing Covenants	13
(a) Seller’s Pre-Closing Covenants	13
(b) Buyer’s Covenants	15

Section 7.Title and Environmental Matters	15
(a) Access	15
(b) Indemnity and Disclaimer	16
(c) Defect Notice	16
(d) Defect Remedies	17
(e) Post-Closing Remedies	18
(f) Exclusive Remedy	19

Section 8. Environmental Acknowledgments	19

Section 9. Casualty Loss	19
(a) Risk of Loss	19
(b) Casualty Loss	19
(c) Casualty Remedies	20

Section 10. Preferential Rights and Consents	20

Section 11. Conditions Precedent to the Closing	21
(a) Buyer’s Representations and Covenants	21
(b) Seller’s Representations and Covenants	21
(c) Litigation	21
(d) Defects	21

Section 12. Closing	21
(a) Preliminary Settlement Statement	21
(b) Closing Deliverables	22
(c) Certificate from Seller	22
(d) Certificate from Buyer	22
(e) Cancellation of Applicable Contracts	23

Section 13. Post-Closing Adjustments	23

Section 14. Post-Closing Covenants	23
(a) Recording and Sales Tax	23
(b) Records	24
(c) Records Subject to Transfer Restrictions	24
(d) Financial Information	24

Section 15. Operations	24

Section 16.Indemnities	24
(a) Seller’s Indemnification	24
(b) Buyer’s Indemnification	24
(c) Monetary Damages	25
(d) Monetary Limitation	25
(e) Time Limitations	25
(f) Indemnification Actions	26
(g) Mitigation	26
(h) Exclusive Remedy	26

Section 17. Disclaimers	27
(a) No Warranty	27
(b) Disclaimer	27
(c) Not Consumers	28
(d) Disclaimers	28

Section 18. Termination and Notices	28
(a) Termination	28
(b) Buyer’s Remedy	28

Section 19. Notices	29
(a) Exhibits	29
(b) Integration	30
(c) Amendments	30
(d) No Assignment	30
(e) Binding Effects	30
(f) Third Parties	30
(g) No Merger; Survival	30
(h) Expenses and Fees	30
(i) Governing Law	30
(j) Venue and Jurisdiction	31
(k) Attorney’s Fees	31
(l) Press Releases	31
(m) Interpretation	31
(n) Construction	31
(o) Timing	32
(p) Further Assurances	32
(q) Counterparts	32

List of Exhibits and Schedules
Exhibit A - Leases
Exhibit B - Wells
Exhibit C - Equipment
Exhibit D - Surface Rights
Exhibit E - Material Contracts
Exhibit F - Assignment
Exhibit G - Non-Foreign Person Affidavit
Schedule 1 - Definitions
Schedule 3(d) - Allocation of Purchase Price
Schedule 4 - Disclosure Schedule

v

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 5, 2013 (the “Execution Date”), but effective as of the Effective Time, is between ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (“Seller”) and F-250, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”
Recitals
A.    Seller owns certain rights and interests in and to certain oil and gas properties located in the State of Texas, as more particularly described in Section 1(a) below.
B.    Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to such oil and gas properties, in accordance with the terms and conditions of this Agreement.
Agreement
FOR ONE HUNDRED DOLLARS ($100.00), the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1.Purchase and Sale.
(a)    Properties. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing, but effective as of the Effective Time, all of Seller’s right, title and interest in and to the following, excluding the Excluded Properties (collectively, the “Properties”):
(i)    The oil and gas leases including all amendments thereto, whether recorded or unrecorded (the “Leases”) described in Exhibit A hereto, insofar and only insofar as the Leases cover the depths under the land (the “Land”) described in Exhibit A hereto;
(ii)    the Wells;
(iii)    the Equipment;
(iv)    the Surface Rights;
(v)    the Material Contracts, to the extent assignable;
(vi)    the Production;

(vii)    the WyCross Gas Gathering System;
(viii)    all trade credits, accounts receivable, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Properties (including from the sale of any Production) with respect to any period of time from and after the Effective Time;
(ix)    all Claims for any refunds of, and any loss or credit carryovers or similar items with respect to, any Production Taxes attributable to any period (or portion thereof) from and after the Effective Time;
(x)    to the extent assignable, all valid indemnity rights against other owners (including prior owners) of any of the Properties, but only to the extent any Damages relating to such indemnity rights arise from Assumed Liabilities; and
(xi)    the Records.
(b)    Excluded Properties. Notwithstanding anything to the contrary, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Properties, and Seller hereby expressly reserves, excepts and retains unto itself all of Seller’s right, title and interest in and to the following:
(i)    the Production attributable to the Properties prior to the Effective Time, together with all proceeds from and rights relating to the sale of such Production;
(ii)    except to the extent that Buyer has assumed a liability corresponding to any such matters hereunder, all funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any security, deposits, bonds, advances or prepayments) attributable to the Properties, or the operation thereof prior to the Effective Time, or attributable to the Withdrawn Properties, before and after the Effective Time;
(iii)    all Claims for any refunds of, and any loss or credit carryovers or similar items with respect to: (A) Production Taxes for any period prior to the Effective Time; (B) Seller’s income, occupational or franchise taxes; and (C) any taxes attributable to the Withdrawn Properties;
(iv)    all Claims in favor of Seller for all periods prior to the Effective Time: (A) under any policy or agreement of insurance, indemnity, surety, guaranty or bond; or (B) except as otherwise set forth in Section 9, to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;
(v)    all computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment, except to the extent any such equipment is utilized primarily in connection with the Properties;

(vi)    all cars, trucks, tractors, trailers, rigs and other rolling stock;
(vii)    all personal property, furniture, fixtures and equipment located in Seller’s offices;
(viii)    all intellectual property, patents, copyrights, and trade secrets, names, marks and logos, and all software, studies, interpretations, compilations and reports relating to geology, geophysics and reserve characteristics of the Land, as well as any information or interpretative or proprietary data which Seller considers confidential or proprietary to Seller or which Seller cannot lawfully disclose or assign to Buyer due to Third Party restrictions that Buyer has not agreed in writing to pay or satisfy at its cost, to the extent disclosure or transfer is permitted on the payment of a fee;
(ix)    all correspondence, memoranda, agreements, documents and other communications (other than title opinions applicable to the Properties) that are protected by the attorney-client privilege or the attorney work-product privilege;
(x)    all correspondence, memoranda, agreements, documents and other communications among Seller, and Seller’s Affiliates, members, investors, banks, lending institutions, investment banks, brokers and prospective purchasers of the Properties, and their respective officers, directors, shareholders, managers, members, employees, consultants, attorneys, accountants, agents and authorized representatives, including contact lists, sales materials, confidentiality agreements, reports, bids, offers, analyses and draft agreements;
(xi)    all general corporate, legal, financial, accounting and tax records of Seller not directly related to the Properties; with the understanding that those tax records for Production Taxes directly related to the Properties, or which are necessary for Buyer’s ownership, administration or operation of the Properties are not Excluded Properties;
(xii)    the Withdrawn Properties; and
(xiii)    any contracts, including Material Contracts, which were not provided to Buyer on or before the execution of this Agreement and any contracts with Affiliates of Seller, which, in either case, are rejected, in writing, by Buyer on or before Closing.
(c)    Assumed Liabilities. Upon and after Closing, Buyer shall, and does hereby agree to, assume, bear and perform all the duties, obligations and liabilities arising in connection with or related to the Properties, including, but not limited to: (i) all express and implied covenants, duties, obligations and liabilities under the terms of the Leases, the Surface Rights, and the Material Contracts attributable to the period from and after the Effective Time; (ii) all Property Costs and other costs which are for the account of Buyer pursuant to Section 3(a) below; (iii) all royalties, overriding royalties, production payments, net profits obligations, rentals, shut-in payments and similar burdens to which the Properties are subject accruing after the Effective Time; (iv) all Sales Taxes and Production Taxes (including applicable penalties and interest) with respect to Production attributable to the Properties on and after the Effective Time; (v) compliance with all applicable Laws and Environmental Laws pertaining to the Properties, including the procurement and maintenance of all permits required by public authorities in connection with the Properties, after the Effective Time; (vi) the condition of the Properties (“Condition of the Properties”), both surface and subsurface, on the Closing Date, including all obligations to properly plug and abandon, or re-plug and re-abandon, all wells that are located on the Properties, to restore the surface of the Lands, and to comply with, or to bring the Properties into compliance with, Environmental Laws, including conducting any remediation activities, investigations, feasibility studies, and other clean-up activities which may be required; (vii) all Title Defects (other than a breach of Seller’s special warranty of title by, through and under Seller in the Assignment); (viii) all Environmental Defects (except as otherwise provided herein); and (ix) all Casualty Losses (except as otherwise provided herein). The liabilities assumed by Buyer pursuant to this Section 1(c) shall be referred to as the “Assumed Liabilities.” Buyer does not assume (and Assumed Liabilities shall not include): (i) any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Properties, or (ii) any other Claims for which Seller is required to indemnify Buyer pursuant to Section 16.
Section 2.    Purchase Price; Deposit. The cash purchase price (the “Purchase Price”) for the Properties shall be Seventy Three Million Dollars ($73,000,000.00), subject to any applicable adjustments as described herein. The Purchase Price shall be paid by Buyer to Seller as follows: (a) an amount equal to five percent (5%) of the Purchase Price shall be paid by Buyer to Seller by wire transfer of immediately available funds on the Execution Date as a deposit (the “Deposit”) to an account designated by Seller; and (b) the remainder of the Purchase Price, as adjusted pursuant to Section 3 below, shall be paid by Buyer at the Closing in accordance with Section 12(b) below. If (i) all of Buyer’s conditions to Closing set forth in Section 11(b) through (d) (except for such conditions which by their terms were intended to be satisfied at the Closing) were satisfied prior to the Outside Termination Date and (ii) the transactions contemplated by this Agreement are not consummated on or before the Outside Termination Date because of: (a) the failure of Buyer to materially perform any of its obligations hereunder, or (b) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects, then, in such event, Seller shall have the right to terminate this Agreement and retain the Deposit free of any claims by Buyer thereto. If this Agreement is terminated for any reason not set forth in the preceding sentence, then Buyer shall be entitled to the return of the Deposit, free of any claims by Seller with respect thereto. The Parties acknowledge and agree that, as of the Execution Date: (i) the anticipated damages in case of such termination were difficult to ascertain; (ii) the Parties mutually intended to liquidate the damages in advance; (iii) the amount of such liquidated damages are a reasonable estimate of the potential actual damages the breach would cause; and (iv) such liquidated damages are not so disproportionate to any possible loss as to constitute a penalty. Seller hereby irrevocably disclaims, waives and releases any and all Claims against Buyer and all of the Buyer Indemnitees arising in connection with or related to this Agreement and any of the transactions contemplated hereby upon any termination of this Agreement.
Section 3.    Purchase Price Adjustments. The purchase and sale of the Properties shall be effective as of December 1, 2013 at 12:01 am Central Time (the “Effective Time”). The Purchase Price shall be adjusted as of the Effective Time as follows and the resulting amount shall be referred to herein as the “Adjusted Purchase Price”:
(a)    Purchase Price Increases. The Purchase Price shall be increased by an amount equal to the sum of the following amounts, without duplication:
(i)    Subject to Section 6(a) below, the amount of all non-reimbursed costs and expenses incurred by Seller attributable to the ownership, exploration, development and operation of the Properties after the Effective Time, including all joint interest billings, lease operating expenses, lease rentals, shut-in payments (which shall be pro-rated over the number of days that the applicable Lease is extended by such payments), drilling expenses, capital expenditures, completion expenses and other exploration or development expenditures, work-over expenses, water disposal, geological, geophysical and any other exploration or development expenditure that are associated with a Well, or pipeline development expenditures, together with the operator’s reimbursement of direct costs and applicable overhead chargeable under Applicable Operating Agreements, or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America (collectively, “Property Costs”).
(ii)    The amount of all prepaid non-reimbursed Property Costs paid by Seller attributable to the Properties after the Effective Time, including Production Taxes.
(iii)    The value of the Production in tanks above the pipeline sales connection or within processing plants at the Effective Time credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Time, less any applicable Production Taxes and royalties.
(iv)    If applicable, the amount Seller is under-produced as of the Effective Time multiplied by $3.50 per MMBtu (or, with respect to oil Imbalances, $100.00 per barrel), or, to the extent that the applicable Material Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time.
(v)    Any other amount agreed upon in writing by Seller and Buyer.

(b)    Purchase Price Decreases. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts, without duplication:
(i)    The amount of all proceeds of the Production received by Seller, net of all applicable Production Taxes and royalties actually paid by Seller that are attributable to the Production from the Properties for periods of time after the Effective Time, excluding all proceeds from the Production prior to the Effective Time, which shall be for Seller’s account.
(ii)    The amount of all non-reimbursed Property Costs paid by Buyer that are attributable to the period prior to the Effective Time.
(iii)    Any amount determined in connection with the resolution of the Title Defects.
(iv)    Any amount determined in connection with the resolution of the Environmental Defects.
(v)    Any amount determined in connection with the resolution of the Casualty Losses pursuant to Section 9(c) below.
(vi)    The Allocated Value of any Withdrawn Properties being retained by Seller.
(vii)    If applicable, the amount Seller is overproduced as of the Effective Time multiplied by $3.50 per MMBtu (or, with respect to oil Imbalances, $100.00 per barrel), or, to the extent that the applicable Material Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time.
(viii)    Six Hundred Fifty Thousand Dollars ($650,000.00) for Seller’s remaining carry obligations under any applicable Carry Agreements (as defined below).
(ix)    Any other amount agreed upon in writing by Seller and Buyer.
(c)    Collection of Receivables. Seller shall have the right to collect any receivable, refund or other amounts associated with periods prior to the Effective Time. If Buyer collects any such receivable, refund or other amounts associated with periods prior to the Effective Time and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 3(a) or Section 3(b) above, then Buyer shall promptly remit to Seller any such amounts. Buyer shall have the right to collect any receivable, refund or other amounts associated with the Properties for periods after the Effective Time. If Seller collects any such receivable, refund or other amounts associated with periods after the Effective Time, and such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 3(a) or Section 3(b) above, then Seller shall promptly remit to Buyer such amounts.

(d)    Allocation. The Purchase Price shall be allocated as set forth in Schedule 3(d) hereto. Seller and Buyer acknowledge and agree that the values allocated among various portions of the Properties, as set forth on Schedule 3(d) hereto (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”): (i) are intended solely as a representation of relative values in relation to the overall Purchase Price for limited purposes of Section 3 (Purchase Price Adjustments), Section 7 (Title and Environmental Matters), Section 9 (Casualty Loss), and Section 10 (Preferential Rights and Consents); (ii) shall be binding on Seller and Buyer for such purposes only; and (iii) are not intended as a measure of value for any other purpose.
(e)    Production Taxes. On or before the Closing, Seller shall deliver to Buyer copies of the relevant documents concerning assessment and collection of the Production Taxes. All Production Taxes, deposits, prepaid utility charges and prepaid rentals and other prepaid expenses applicable to the Properties for the calendar year in which the Closing occurs shall be prorated as of the Effective Time based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, before, and at or after, the Effective Time. Notwithstanding the foregoing, real property taxes and ad valorem taxes shall be prorated among Buyer and Seller on a day-for-day basis for the 2013 calendar year before and after the Effective Time. In each case, Buyer shall be responsible for the portion allocated to the period at and after the Effective Time and Seller shall be responsible for the portion allocated to the period before the Effective Time. With respect to Production Taxes attributable to the Properties for 2013, the Parties agree that: (i) such allocation and adjustment to the Purchase Price for such taxes shall be final and binding upon the Parties; and (ii) Buyer shall pay the appropriate governmental authority all such taxes applicable to the Properties for 2013, subject to Seller’s obligation to reimburse Buyer for Seller’s proportionate share of such Production Taxes as set forth in the previous sentence. Notwithstanding anything to the contrary set forth in this Agreement, for all purposes of this Agreement, Production Taxes based on or measured by production of hydrocarbons or the value thereof shall be deemed attributable to the period during which such production occurred regardless of the year when such Production Taxes are assessed or paid. Seller shall provide written evidence to Buyer that it has paid all Production Taxes for periods prior to the Effective Time that are payable after the Effective Time including ad valorem taxes in the state of Texas.
(f)    Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time. Any credit received by Buyer pertaining to such an audit claim on transactions occurring prior to the Effective Time shall be paid to Seller within thirty (30) days after receipt. In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to Third Parties resulting from any operating agreement and other audit claims on transactions occurring prior to the Effective Time, and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same unless such audit claim is being contested by Seller.

(g)    Tax Refunds. Refunds of Production Taxes paid or payable with respect to or attributable to the Properties shall be promptly paid as follows (or to the extent payable but not paid due to offset against other taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to taxes with respect to any tax year or portion thereof ending on or before the Effective Time; and (ii) to Buyer if attributable to taxes with respect to any tax year or portion thereof beginning from and after the Effective Time.
Section 4.    Representations and Warranties of Seller. For purposes of this Agreement, with respect to Seller, “Knowledge” shall mean the information actually known by the following Persons only, following a reasonable investigation, or such information of which such Person has received written notice, but does not include the knowledge or awareness of any other Person: Geoffrey R. King, Stephen T. Wendel, William H. Wallace and Lee T. Billingsley. Seller represents and warrants to Buyer as of the Execution Date as follows:
(a)    Organization. Seller is a corporation, duly organized, validly existing and in good standing under the Law of the State of Nevada, and is authorized to do business in the State of Texas.
(b)    Authority. Seller has the requisite power and authority and has taken all requisite action to authorize it to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any provision of Seller’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.
(c)    Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles. On the Closing Date, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.
(d)    No Conflicts. Except as set forth in Schedule 4(d), the execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement to be performed by Seller do not and will not:
(i)    Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of Seller;

(ii)    (A) violate any restriction in any of the Material Contracts, with or without the giving of notice, or the passage of time, or both; or (B) result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; and
(iii)    Constitute a violation of any applicable Law and Environmental Laws.
(e)    Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.
(f)    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, or, to Seller’s Knowledge, threatened against Seller.
(g)    Brokers. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates shall have any responsibility whatsoever.
(h)    Taxes. Except as set forth in Schedule 4(h), all tax returns relating to the Properties required to be filed by Seller have been timely filed with the appropriate governmental entity in all jurisdictions in which such tax returns are required to be filed, and all taxes due with respect to the Properties have been paid, except those being contested in good faith, which contests are set forth in Schedule 4(h). Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable governmental entity for assessment of taxes with respect to the Properties. There are no tax liabilities of Seller that could reasonably be likely to result in liability to Buyer as a transferee or successor or otherwise attach to the Properties. The Properties are subject to the tax partnership agreements set forth in Schedule 4(h), subject to the qualifications set forth therein.
(i)    Rentals and Royalties. All bonuses, rentals and, to Seller’s Knowledge, royalties (other than royalties held in suspense) due with respect to the Properties operated by Seller have been timely paid, and to Seller’s Knowledge, all such amounts have also been timely paid with respect to Properties operated by Third Parties.
(j)    Consents and Preferential Rights. Except as set forth in Schedule 4(j), there are no consents required to be obtained for, and no preferential rights to purchase exercisable in connection with, the assignment of the Properties by Seller to Buyer hereunder.
(k)    Material Contracts. Except as set forth in Exhibit A, Exhibit D, Exhibit E, and the Disclosure Schedule, there are no other material agreements or contracts burdening the Properties to which Seller is a party. Exhibit E sets forth all Applicable Contracts of the types described below (collectively, the “Material Contracts”):

(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller of more than Twenty-Five Thousand Dollars ($25,000) during the current or any subsequent fiscal year or One Hundred Thousand Dollars ($100,000) in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by Seller on not greater than ninety (90) days’ notice;
(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller of more than Twenty-Five Thousand Dollars ($25,000) during the current or any subsequent fiscal year or One Hundred Thousand Dollars ($100,000) in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);
(iii)    any Applicable Contract that (A) is a hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract pursuant to which Seller received annual revenues or makes annual payments in excess of One Hundred Thousand Dollars ($100,000) and (B) is not terminable by Seller or its assignee without penalty on sixty (60) days’ or less notice;
(iv)    any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract other than the Bank Liens;
(v)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of personal property which lease (A) cannot be terminated by Seller without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than Fifty Thousand Dollars ($50,000);
(vi)    Applicable Contracts with any Affiliate of Seller;
(vii)    any Applicable Contract that is a purchase agreement for the acquisition of Leases, a farmin or farmout agreement, an exploration agreement, a participation agreement for drilling of oil and/or gas wells, and similar agreements providing for the earning of an interest; or otherwise obligates Seller or its Affiliates to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties other than any Third Party preferential purchase rights;
(viii)    any Applicable Contract that constitutes a partnership (other than a tax partnership), joint venture, or non-competition agreement or contains an area of mutual interest provision or a provision having similar effect;

(ix)    any Applicable Contract that contains a tax partnership agreement;
(x)    any Applicable Contract that obligates Seller to “carry” (pay for more than Seller’s proportionate working interest share) any Person in any operations on a Property (each such Applicable Contract, a “Carry Agreement”);
(xi)    any Applicable Contract that constitutes an Operating Agreement; and
(xii)    any other Applicable Contract that, to Seller’s actual knowledge, is material to the ownership, use or operation of the Properties.
Except as set forth in Schedule 4(k), Seller has not received any written notice of any Claims with respect to any continuing or uncured breach, default or violation by Seller of any of the Leases or the Material Contracts. Seller has made available true and complete copies of all Materials Contracts to Buyer. To Seller’s Knowledge, there exist no defaults under the Material Contracts by Seller or any other party thereto. Schedule 4(k) details Seller’s remaining carry obligations under each Carry Agreement.
(l)    Production Contracts. Except as set forth in Schedule 4(l), and subject to the qualifications set forth therein, Seller’s interests in the Properties are not subject to any contract for the sale of the Production attributable to periods after the Effective Time, other than contracts that may be terminated by sixty (60) days’ prior written notice. Except as set forth in Schedule 4(l), Seller’s interests in the Properties are not subject to or burdened by any obligation under a sales, take-or-pay, gas balancing, marketing, hedging, forward sale or similar arrangement, to deliver the Production attributable to such interest in the Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received (e.g., a “forward” sale contract).
(m)    Outstanding Capital Commitments. Except as set forth in Schedule 4(m), as of the Execution Date, there are no outstanding authorities for expenditure or other commitments approved or proposed for capital expenditures that are binding on the Properties, and which Seller reasonably anticipates will require expenditures by Seller in excess of Twenty-Five Thousand Dollars ($25,000.00) per item or One Hundred Thousand Dollars ($100,000.00) in the aggregate.
(n)    Claims and Litigation. Except as set forth in Schedule 4(n), Seller has not received any written notice of, and Seller does not have Knowledge of any facts which would support, any Claims with respect to any continuing or uncured breach, default or violation by Seller of any of the Leases, the Surface Rights, the Material Contracts or applicable Law or Environmental Laws. Except as set forth in Schedule 4(n), there is no suit, action, hearing or other proceeding before any court or governmental authority pending, or to Seller’s Knowledge, threatened, against any of the Properties or, to the extent any such proceeding could be reasonably expected to have a Material

Adverse Effect, against Seller. No condemnation or eminent domain proceedings are pending, or, to Seller’s Knowledge, threatened, by any governmental authority affecting any of the Properties.
(o)    Imbalances. Except as set forth in Schedule 4(o), as of the Execution Date, there are no Imbalances attributable to the Properties.
(p)    Non-Consent Operations. Except as set forth in Schedule 4(p), no operations are being conducted or have been conducted on the Properties with respect to which Seller has elected to be a non-consenting party under the applicable operating agreement or other agreement and with respect to which all of Seller’s rights have not yet reverted.
(q)    Plugging and Abandonment. Seller has not received any written notices or demands from any Third Parties to plug and abandon any wells located on the Leases. Except as set forth in Schedule 4(q), from the Effective Time through the Execution Date, Seller has not abandoned, and is not in the process of abandoning, any wells included in the Properties (nor has it removed, nor is it in the process of removing, any material items of personal property located upon the Leases, except those replaced by items of substantially equivalent suitability and value). Except as set forth in Schedule 4(q), there are no wells included in the Properties that:
(i)    Seller is currently required by Law, Environmental Law or by a Material Contract to plug and abandon as of the date hereof;
(ii)    formerly produced but are currently shut in or temporarily abandoned; or
(iii)    have been plugged and abandoned but, to Seller’s Knowledge, have not been plugged in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such Properties.
(r)    Liens. Except as set forth in Schedule 4(r), Seller has not pledged any of the Properties as collateral and none of the Properties are otherwise encumbered by any recorded mortgages, security interests or other liens other than Permitted Encumbrances.
(s)    The Records. The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information from the Records.
(t)    Payouts. To Seller’s Knowledge, except as set forth on Schedule 4(t), none of the Properties are subject to a payout calculation, non-consent penalty or other similar arrangement, burden or benefit.
(u)    Leases. Seller has delivered to Buyer true and complete copies of each Lease and all amendments thereto in existence on the Execution Date in compact disc or other electronic format. Seller has delivered to Buyer true and complete copies of all title opinions in its possession supporting its ownership interests in all of the Leases and all of the Wells.
(v)    WyCross Gas Gathering System. To Seller’s Knowledge, the WyCross Gas Gathering System has been built and maintained in all material respects consistent with industry standards.
(w)    Absence of Certain Events. Except as contemplated by this Agreement, since the Effective Time, (a) Seller has not transferred any interest in the Leases, the Surface Rights, the Production, the WyCross Gathering System, the Wells or the Equipment, except for (i) the transfer of the Properties as contemplated by this Agreement, (ii) the sale of hydrocarbons produced from the Properties in the ordinary course of business, and (iii) sales or other transfers or obsolete, worn out or unnecessary Equipment in the ordinary course of business; and (b) there has not been any damage, destruction or loss, whether covered by insurance or not, with respect to the Properties that has had or is reasonably likely to have a Material Adverse Effect.
(x)    Information. The information pertaining to revenue and expenses attributable to the Properties that Seller has furnished to Buyer, to Seller’s Knowledge, does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements contained therein not misleading.
Section 5.    Representations and Warranties of Buyer. For purposes of this Agreement, with respect to Buyer, “Knowledge” shall mean the information actually known by the following Persons only, following a reasonable investigation, or such information of which such Person has received written notice, but does not include the knowledge or awareness of any other Person, or imputed knowledge: J. Allen Aday and J. Jeff Voncannon. Buyer represents and warrants to Seller as of the Execution Date as follows:
(a)    Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Law of the State of Delaware.
(b)    Authority. Buyer has the requisite power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution, performance and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, or be in conflict with, any provision of Buyer’s governing documents or any material provisions of any agreement or instrument to which it is a party or by which it is bound.
(c)    Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting creditors’ rights and general equitable principles.
(d)    No Conflicts. The execution, delivery and performance of this Agreement and any of the other documents executed in connection with this Agreement to be performed by Buyer do not and will not:
(i)    Conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of Buyer; and
(ii)    Violate any restriction to which Buyer is subject, with or without the giving of notice, or the passage of time, or both.
(e)    Securities Law Disclosure. Buyer intends to acquire the Properties for its own benefit and account, and that Buyer is not acquiring the Properties with the intent of resale or distribution such as would be subject to regulation by the Securities Law, and that, in the future, if Buyer should sell, transfer or otherwise dispose of the Properties or fractional undivided interests therein, Buyer will do so in compliance with all applicable Securities Law.
(f)    Financial Ability. Buyer has sufficient cash, available lines of credit or other sources of available funds to enable Buyer to pay the Purchase Price to Seller at the Closing. Buyer has such knowledge and experience in financial and business matters and in oil and gas investments of the type contemplated by this Agreement that Buyer is capable of evaluating the merits and risks of this Agreement and its investment in the Properties, and Buyer is not in need of the protection afforded investors by the Securities Law. Buyer recognizes that this investment is speculative and involves substantial risk, and that neither Seller, nor any of Seller’s representatives, have made any guaranty upon which Buyer has relied concerning the possibility or probability of profit or loss as a result of Buyer’s acquisition of the Properties.
(g)    Investment Experience. By reason of Buyer’s experience and knowledge in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Buyer’s experience and knowledge and not upon any representations or warranties by Seller, or Seller’s representatives, other than as expressly set forth in this Agreement and the special warranty set forth in the Assignment. Buyer has conducted or will conduct its own evaluation of the Properties and, except for the express representations and warranties set forth in this Agreement and the Assignment and in addition to the disclaimers set forth in Section 17 of this Agreement, Buyer is acquiring the Properties “AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT RECOURSE.”
(h)    Physical and Environmental Defects. Buyer has been or will be provided the opportunity to conduct an independent inspection of the Properties, the public records and Seller’s files, including for the purpose of detecting the presence of any environmentally hazardous substances or contamination, including petroleum, and the presence and concentration of NORM, and as of the Closing, Buyer shall have satisfied itself as to the Condition of the Properties. Buyer acknowledges that, except as set forth in this Agreement and subject to the disclaimers set forth in Section 17 of this Agreement, no representations have been made by Seller regarding physical or environmental condition of the Properties, past or present.
(i)    Brokers. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall have any responsibility whatsoever.
Section 6.    Pre-Closing Covenants.
(a)    Seller’s Pre-Closing Covenants. Seller agrees that, from and after the Execution Date until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein, or as required by the Leases, the Material Contracts, the Surface Rights, the Law or Environmental Law, as set forth in the Disclosure Schedule, or as otherwise agreed in writing by Buyer, Seller shall:
(i)    not: (A) act in any manner with respect to the Properties other than in the ordinary course of business, consistent with prior practice and in compliance with Law and Environmental Law; (B) except in the ordinary course of business consistent with past practice pursuant to a valid authorization for expenditure, expend or incur liabilities of more than Twenty Thousand Dollars ($20,000) per operation net to Seller’s interests in the Properties, unless in case of an emergency or required to perpetuate a Lease (provided, however, that, notwithstanding anything to the contrary herein, Buyer shall be deemed to have consented to all of the outstanding capital commitments set forth in Schedule 4(m); (C) dispose of, abandon, encumber or relinquish any of the Properties (other than the sale of the Production in the ordinary course of business, or relinquishments resulting from the expiration of any of the Leases which Seller does not have a right or option to renew); (D) waive, compromise or settle any Claim affecting any Property; (E) enter into, terminate, cancel or amend or modify or waive any material right or consent to any material action under any Material Contracts, Leases or Surface Rights, or enter into any new agreement that, if in existence as of the Effective Time, would be a Material Contract; (F) permit the lapse of any insurance now in force with respect to the Properties; (G) elect to be a non-consenting party under the Applicable Operating Agreement or other agreement with respect to any of the

Properties; (H) make any change to a division order, revenue deck or expense deck relating to any of the Properties that causes the Net Revenue Interest or Working Interest in any such Properties to differ from as set forth on Schedule 3(d); or (I) authorize or agree to take any of the actions prohibited by any of the foregoing clauses;
(ii)    pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with the operation of the Properties;
(iii)    keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Properties, with no less than daily reports to Buyer;
(iv)    maintain in force during the period from the Execution Date until Closing, all of Seller’s excess liability, workers compensation, auto liability, property and casualty, and well control insurance policies in the amounts and with the coverages currently maintained by Seller that apply to the Properties;
(v)    deliver notice to Buyer copies of all well proposals and authorizations of expenditures for all proposed activities and operations relating to the Properties sent or received by Seller relating to the Properties promptly after receipt or reasonably in advance of Seller’s sending thereof, in any case in sufficient time for Buyer to review;
(vi)    promptly deliver to Buyer copies of all written notices received by Seller of any Claims with respect to any breach, default or violation of any of the Leases, the Material Contracts, the Surface Rights or any Law or Environmental Law with respect to any Property or this Agreement;
(vii)    promptly provide Buyer notice of any change that Seller becomes aware of that would cause any of the representations or warranties herein to become untrue, such that (A) Buyer could claim the condition precedent in Section 11(b) would not be satisfied or (B) the change would otherwise have a material impact on the operation or value of the Properties;
(viii)    provide information reasonably requested by Buyer in connection with its financing of the transactions contemplated hereunder;
(ix)    use Seller’s reasonable efforts in good faith to cooperate with Buyer and, as directed by Buyer, Sanchez, in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and for Sanchez or its designee to operate the Properties following the Closing; and

(x)    Except as required by Law, from the Execution Date until the termination of this Agreement in accordance with the terms hereof or consummation of the transactions contemplated hereby, Seller will not, and will not authorize or permit any Affiliate of the Seller, or any other Person, on its or their behalf to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer to acquire all or any significant part of the Properties (an “Acquisition Proposal”), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person or group, any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal.
(b)    Buyer’s Covenants.
(iv)    Prior to the Closing, to the extent not already public, Buyer shall exercise all due diligence in safeguarding and maintaining secure and confidential the Records, and all engineering, geological and geophysical data, seismic data, reports and maps the results and findings of Buyer with regard to its due diligence associated with the Properties (including with regard to due diligence associated with title and environmental matters) and other data relating to the Properties. This undertaking of confidentiality shall not diminish or take precedence over any separate confidentiality agreement between the Parties. If this Agreement terminates, such separate confidentiality agreement shall remain in full force and effect for the term stated therein.
(v)    Buyer agrees to use Buyer’s reasonable efforts in good faith to cooperate with Seller in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and Sanchez to operate the Properties following the Closing.
(vi)    Buyer shall comply in all respects with all Securities Laws.
Section 7.    Title and Environmental Matters.
(a)    Access. Buyer and Buyer’s authorized agents and representatives shall have the right to conduct a due diligence investigation, at Buyer’s sole risk, cost and expense, of the Properties (including the Records). Seller shall provide (or use commercially reasonable efforts to cause the operator of the Properties to provide) access to the Properties (including the Records) for Buyer to conduct a due diligence investigation and an environmental assessment of the Properties during regular business hours, which shall include weekends. Buyer agrees that Buyer and Buyer’s representatives, and their agents shall not disclose to Third Parties any information obtained in its environmental assessment unless agreed to in writing by Seller, or such disclosure is expressly required by applicable Law or Environmental Law or is compelled pursuant to legal process of any court or governmental authority; provided that, Buyer may disclose its environmental assessment to its lenders so long as such lenders agree to maintain the confidentiality thereof. If reasonably possible and to the extent allowed by Law, Buyer shall notify Seller in advance of any such disclosure prior to the Closing Date, and shall furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to Third Parties. As soon as reasonably possible after Buyer’s receipt thereof, Buyer shall deliver to Seller copies of all reports and test results from Buyer’s environmental assessment. Buyer’s failure to deliver copies of such reports or test results shall in no way constitute a waiver of any Environmental Defect asserted on or before Buyer’s Notice Date pursuant to Section 7(c).
(b)    Indemnity and Disclaimer. Buyer shall indemnify, defend, release and hold harmless Seller Indemnitees from and against any and all Claims and damages arising from or in connection with Buyer’s, and Buyer’s agents and representatives, due diligence investigation and environmental assessment of the Properties, including Claims for property damage, personal injury and death, EVEN THOUGH CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE, SOLE, JOINT OR CONCURRENT) OR OTHER LEGAL FAULT OF THE SELLER INDEMNITEES, but excluding the gross negligence or willful misconduct of any of Seller Indemnitees. Notwithstanding anything to the contrary set forth herein, Seller shall not be required to supply any document or information or take any other action that would or may reasonably be expected to constitute a waiver of the attorney-client or other legal privilege or protection, violate any Law or Environmental Law, or result in breach of or a default under any obligation owed to a Third Party; provided that, Seller shall: (i) enter into a customary joint defense agreement or similar agreement if requested by Buyer to maintain any such privilege or protection in order to disclose any such documents or information to Buyer while preserving any such privilege or protection, and (ii) take any other action reasonably requested by Buyer to permit any such otherwise impermissible disclosure to Buyer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT AND IN ADDITION TO THE DISCLAIMERS SET FORTH IN SECTION 17, THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY SELLER TO BUYER. BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM INFORMATION PROVIDED BY SELLER TO BUYER SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT, AND AT BUYER’S SOLE RISK.
(c)    Defect Notice. Buyer shall deliver to Seller written notice of all Title Defects and Environmental Defects, including Buyer’s Knowledge that Seller owns a Working Interest or Net Revenue Interest greater than such interest as shown in Schedule 3(d) (the “Defect Notice”) not later than 5:00 p.m., Central Time on December 16, 2013 (the “Buyer’s Notice Date”). The Defect Notice shall set forth in reasonable detail: (i) the Properties affected by Title Defects and/or Environmental Defects; (ii) the nature and basis of such Title Defects and/or Environmental Defects, including reasonable supporting documentation; (iii) the curative action it believes is necessary to cure such Title Defect or the remediation required to comply with applicable Environmental Law; and (iv) Buyer’s good faith determination of the Title Defect Value or Remediation Value. Except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment, any Title Defect that is not identified in the Defect Notice by the Buyer’s Notice Date shall thereafter be deemed a Permitted Encumbrance. Buyer shall, and does hereby accept and assume such Title Defects and Permitted Encumbrances, and Buyer hereby irrevocably disclaims, waives and releases any and all Claims against Seller arising in connection with or related to such Title Defects and the Permitted Encumbrances. Except for indemnification pursuant to Section 16(a), Buyer hereby irrevocably disclaims, waives and releases any and all Claims against Seller arising in connection with or related to Environmental Defects not set forth in the Defect Notice, regardless of when discovered or when created, and such Environmental Defects shall be, and are hereby, accepted and assumed by Buyer.
(d)    Defect Remedies. On or before 5:00 pm, Central Time on December 18, 2013 (“Seller’s Response Date”), Seller shall deliver to Buyer written notice of Seller’s response to Buyer’s Defect Notice. The Parties shall enter into good faith negotiations and shall attempt to agree on the existence of the Title Defects and Environmental Defects and the appropriate resolution thereof. If the Parties cannot reach a mutually acceptable agreement on or before the Closing, with respect to Title Defects and Environmental Defects, the following remedies shall apply:
(i)    Seller shall have the right, but not the obligation, to cure any Title Defects asserted in the Defect Notice, and to remediate any Environmental Defects asserted in the Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction, within ninety (90) days after the Closing.
(ii)    If a Title Defect is undisputed and liquidated in amount, then the Title Defect Value shall equal the amount necessary to be paid to remove the Title Defect from the affected Properties.
(iii)    If a Title Defect represents a discrepancy between the actual Net Revenue Interest for any Properties and the Net Revenue Interest set forth in Schedule 3(d) for such Properties, and there is a Working Interest change proportionate to the change in the Net Revenue Interest resulting from the Title Defect, then the Title Defect Value for each Property shall be the product of (A) the Allocated Value for such Property set forth on Schedule 3(d) multiplied by (B) one (1) minus a fraction, the numerator of which shall equal the actual Net Revenue Interest in such Property, and the denominator of which shall equal the Net Revenue Interest for such Property set forth in Schedule 3(d).

(iv)    If the Title Defect is of a type not described in Section 7(d)(ii) or Section 7(d)(iii), the Title Defect Value will be determined by taking into account the Allocated Value for such Properties set forth on Schedule 3(d), the portion of the Properties affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Properties and such other factors as are necessary to make a proper evaluation of the Title Defect Value.
(v)    Buyer shall have the right to withdraw from the purchase and sale under this Agreement the Properties (collectively, the “Buyer Withdrawn Properties”) affected by Title Defects, Environmental Defects, Casualty Events and the exercise of any preferential purchase rights hereunder (collectively the “Defects”). Seller shall have the right to withdraw from the purchase and sale under this Agreement the Properties affected by the Defects hereunder (collectively, the “Seller Withdrawn Properties” and together with the Buyer Withdrawn Properties, the “Withdrawn Properties”). For the purposes of the foregoing sentences, the Properties affected by Defects shall include the entire unit or Lease that includes a Well or a Future Well affected by any Defect. At the Closing, Seller shall except and reserve the Withdrawn Properties from the Assignment, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties. Notwithstanding the foregoing, until the date that is ninety (90) days from the Closing Date, the Parties shall continue to negotiate in good faith on the cost or impact of such Defect. If such defect or event cannot be cured within ninety (90) days after the Closing in accordance with Section 7(e), and the Parties cannot agree on the value or impact of such defect or event, then the subject Property shall remain a Withdrawn Property and shall be retained by Seller, and at such point each Party shall be deemed to have waived, disclaimed and released any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.
(vi)    The Parties hereby acknowledge and agree that: (A) the Properties are subject to certain deeds of trust, mortgages, security agreements and financing statements (the “Bank Liens”) granted by Seller in favor of Société Générale pursuant to that certain Amended and Restated Credit Agreement dated as of June 30, 2011, by and among Seller, the lenders named therein and Société Générale as Administrative Agent; (B) at the Closing, the Purchase Price shall be paid to such Third Party lenders and such lenders shall release the Bank Liens; and (C) at the Closing, the Properties shall be conveyed to Buyer free and clear of all liens (other than Permitted Encumbrances), deeds of trust, mortgages, security agreements and financing statements granted by, through or under Seller, including the Bank Liens.
(vii)    In addition to the waiver of any Title Defects or Environmental Defects as set forth Section 7(c) and as otherwise provided for in this Agreement, Buyer may irrevocably waive in writing any Title Defect or Environmental Defect, in which case the Purchase Price shall not be reduced and Seller shall have no further liability for the waived Title Defects or Environmental

Defects, and the Properties associated with such Title Defects or Environmental Defects shall remain properties to be transferred to Buyer at Closing.
(e)    Post-Closing Remedies. Subject to Section 7(d)(v), Seller shall have the right, but not the obligation, to cure any Title Defects or remediate any Environmental Defects affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before ninety (90) days after the Closing. Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such cured and/or remediated Withdrawn Properties in accordance with the terms of this Agreement, by written notice delivered to Buyer on or before ninety (90) days after the Closing. In addition, subject to Section 7(d)(v), Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such cured and/or remediated Withdrawn Properties in accordance with the terms of this Agreement by written notice delivered to Seller on or before ninety (90) days after the Closing. Upon receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of Exhibit F hereto) covering such cured Withdrawn Properties, Buyer shall pay to Seller an amount equal to the Allocated Value of such cured Withdrawn Properties, less any agreed reduction.
(f)    Exclusive Remedy. Notwithstanding anything to the contrary herein, except for any Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment, this Section 7 and the termination right contained in Section 18 shall be Buyer’s sole and exclusive remedies against Seller for Title Defects and Environmental Defects, and Buyer irrevocably waives, releases and disclaims all Claims and remedies against Seller arising in connection with or related to Title Defects and Environmental Defects.
Section 8.    Environmental Acknowledgments. Buyer hereby acknowledges and agrees as follows: (i) Buyer has entered into this Agreement on the basis of Buyer’s own investigation of the Condition of the Properties, including surface and subsurface conditions; (ii) Buyer acknowledges that the Land has been used to explore for, develop and produce oil and gas, and for the disposal of produced water, and that spills of crude oil, produced water, wastes, hazardous substances, and other materials may have occurred thereon; and physical changes to the Properties may have occurred as a result of such use; (iii) (a) low levels of NORM may be present at some locations, (b) NORM is a natural phenomenon associated with many oil fields in the U.S. and throughout the world, and (c) Buyer will make its own determination on this matter; and (iv) except as specifically provided elsewhere in this Agreement, upon Closing, Buyer shall, and does hereby, assume the risk that the Properties may contain wastes or contaminants and that adverse physical conditions, including the presence of wastes or contaminants, may not have been revealed by Buyer’s investigation.
Section 9.    Casualty Loss.

(a)    Risk of Loss. From and after the Closing Date, Buyer shall assume all risk of loss for the Properties with respect to: (i) changes in commodities prices, credit markets, and other market factors or conditions; (ii) changes in the Land; (iii) changes in production characteristics, including production declines, depletion, watering out, collapsed casing, sand infiltration or other adverse changes; and (iv) normal wear and tear.
(b)    Casualty Loss. Prior to the Closing, if a portion of the Properties is destroyed by fire or other casualty (excluding normal wear and tear, and changes in production characteristics), or if a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (collectively, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller’s good faith proposal for the appropriate corrective action with respect thereto, including any environmental remediation required pursuant to applicable Environmental Law. For purposes of this Section, the “Casualty Loss” shall be equal to the lesser of either the cost of such appropriate corrective action or the Allocated Value of the Properties affected by such Casualty Event; provided, however, that, notwithstanding anything to the contrary herein, any individual Casualty Loss which is less than Fifteen Thousand Dollars ($15,000.00) individually or Sixty-Five Thousand Dollars ($65,000.00) in the aggregate (the “Casualty Threshold”) shall not be deemed a Casualty Event hereunder. Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to any individual Casualty Loss which is less than the Casualty Threshold, and such Casualty Loss shall be accepted and assumed by Buyer.
(c)    Casualty Remedies. Seller shall have the right, but not the obligation, to elect to remedy any Casualty Loss prior to the Closing. If Seller remedies such Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer, which consent shall not be unreasonably withheld. If the Closing occurs with respect to any of the Properties affected by a Casualty Event, Seller shall assign to Buyer the proceeds of any insurance coverage or condemnation award attributable to such affected Properties in excess of Seller’s cost to remedy the Casualty Event. Notwithstanding anything to the contrary herein, Buyer shall have the right, but not the obligation, to elect to withdraw from the purchase and sale hereunder any of the Properties affected by such Casualty Event by written notice delivered to Seller on or before the Closing. Upon receipt of such notice, at the Closing, Seller shall except and reserve such affected Properties from the Assignment and such Properties shall be deemed to be Withdrawn Properties thereafter, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of such Withdrawn Properties and Seller shall be entitled to and shall retain all insurance proceeds allocable to such Withdrawn Properties. Each Party hereby waives, disclaims and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.

Section 10.    Preferential Rights and Consents. Seller shall give all required notices with respect to all Third Party preferential purchase rights and consents to assignment within five (5) Business Days of the Execution Date. The Parties shall use their commercially reasonable efforts in good faith to obtain waivers of preferential rights and consents to assignment; provided that, Buyer shall not be obligated to make any payments in connection therewith. If (i) the time period for the exercise of any preferential purchase right or consent to assignment expires prior to Closing, (ii) a preferential purchase right is waived by the holder thereof, or (iii) a consent to assignment is obtained from the applicable Third Party, then Seller shall convey the Properties affected thereby to Buyer at the Closing. In the event that any such preferential purchase right is timely exercised prior to the Closing (or, subject to the following sentence, after Closing), the applicable Properties shall cease to be a part of this transaction, and the Purchase Price shall be reduced by the Allocated Value of the applicable Properties. If the time period for any such preferential purchase right has not expired at or prior to the Closing, then the Properties affected thereby shall constitute Withdrawn Properties until such time as the time period for the exercise of such preferential purchase right expires or such preferential purchase right is waived, upon which Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties. For all Properties affected by consents to assignment that would impair any of the rights to be transferred to Buyer if not obtained, such Properties shall constitute Withdrawn Properties if such consents to assignment are not obtained prior to Closing (unless waived by Buyer), and the Purchase Price shall be reduced by the Allocated Value of the applicable Properties. If such consents to assignment are obtained after Closing, then Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties. Seller shall continue to use its reasonable efforts to obtain such consents to assignment following Closing for a period of one (1) year. Seller shall, if requested by Buyer, enter into a back-to-back contractual arrangement whereby Buyer receives all of the economic benefits of and is responsible for all of the liabilities and burdens under any Leases and Applicable Contracts and indemnifies, defends, releases and holds harmless Seller Indemnitees from and against any and all Claims and Damages arising from or in connection with any such Leases and Applicable Contracts for which consent to assignment is not obtained prior to Closing; provided that, Seller shall not obligated to perform any such back-to-back obligations for more than one (1) year after the Closing Date. If any such consents to assignment are obtained during the one (1) year period following Closing, then Seller shall promptly assign such Properties to Buyer, and Buyer shall pay Seller the Allocated Value of the applicable Properties.
Section 11.    Conditions Precedent to the Closing. The obligations of the Parties to close the transactions contemplated hereby are subject to the fulfillment before or at Closing, of each of the following conditions:
(a)    Buyer’s Representations and Covenants. Except as waived in writing by Seller, the representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing.
(b)    Seller’s Representations and Covenants. Except as waived in writing by Buyer, the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing.
(c)    Litigation. There shall be no pending suits, actions or other proceedings seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith by any Third Party.
(d)    Defects. The aggregate amount of (i) the Title Defect Values for all of the Title Defects asserted in the Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7 above), (ii) the Remediation Values for all Environmental Defects asserted by Buyer in the Defect Notice (including all of the Properties withdrawn from the purchase and sale under this Agreement pursuant to Section 7 above), (iii) the Casualty Losses pursuant to Section 9(b) above and (iv) the Allocated Values of all Withdrawn Properties pursuant to Section 10, shall collectively not exceed twenty percent (20%) of the unadjusted Purchase Price.
Section 12.    Closing. The purchase and sale of the Properties pursuant to this Agreement shall be consummated at a closing (the “Closing”), to be held at the offices of counsel to Seller or such other place as mutually agreed, on or before December 20, 2013, unless such date is extended in accordance with the provisions hereof (the “Closing Date”) but in no event shall Closing occur after the Outside Termination Date.
(a)    Preliminary Settlement Statement. Seller shall prepare and deliver to Buyer on or before two (2) Business Days prior to the Closing Date a statement (the “Preliminary Settlement Statement”) setting forth the proposed adjustments to the Purchase Price (the “Preliminary Amount”) provided in Section 3 above. The Preliminary Amount will be based upon actual amounts, if known on the date thereof, or estimates based upon the best information then available. Seller shall prepare the Preliminary Settlement Statement in accordance with this Agreement and with GAAP. Buyer shall have the right to review the Preliminary Settlement Statement and provide written comments and objections thereto within one (1) Business Day of its receipt thereof and Seller shall reasonably consider any revisions to the Preliminary Amount proposed by Buyer with the understanding that if the Parties are unable to agree on the Preliminary Settlement Statement or the Preliminary Amount prior to Close, then Seller’s draft of the Preliminary Settlement Statement and Seller’s proposed Preliminary Amount shall be utilized at the Closing.

(b)    Closing Deliverables. At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:
(i)    The Parties shall execute, acknowledge and deliver the assignment, conveyance and bill of sale (the “Assignment”) of the Properties, excepting and reserving unto Seller the Excluded Properties, attached as Exhibit F hereto.
(ii)    Buyer shall deliver to Seller the Preliminary Amount, less the Deposit (and any accrued interest), in immediately available funds by wire transfer to an account or accounts designated by Seller.
(iii)    Seller shall cause Société Générale and any other persons who have Bank Liens or other liens (other than Permitted Encumbrances) on the Properties to execute releases of such liens, and Seller shall deliver to Buyer releases of all such liens burdening the Properties in form and substance reasonably satisfactory to Buyer including, without limitation, recordable mortgage releases and UCC termination statements.
(iv)    On or before the Closing, Seller will disclose to Buyer the identity of all purchasers of production from the Properties. Seller and Buyer shall execute, acknowledge and deliver division orders, change of operator forms, transfer orders or letters in lieu thereof prepared by Buyer, subject to Seller’s reasonable approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Time to Buyer or its designee.
(v)    Seller shall execute and deliver to Buyer a Non-Foreign Affidavit in the form attached hereto as Exhibit G.
(vi)    Seller shall complete, execute and deliver a Form W-9.
(c)    Certificate from Seller. Seller shall deliver to Buyer a certificate stating that the representations and warranties of Seller contained in Section 4 are true and correct, in all material respects, as of the Closing Date and that Seller has performed, in all material aspects, all covenants and agreements to be performed by Seller hereunder at or prior to Closing.
(d)    Certificate from Buyer. Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 5 are true and correct, in all material respects, as of the Closing Date, and that Buyer has performed, in all material aspects, all covenants and agreements to be performed by Buyer hereunder at or prior to Closing.

(e)    Cancellation of Applicable Contracts. Seller shall cancel any Applicable Contracts with Seller Affiliates if requested by Buyer.
Section 13.    Post-Closing Adjustments. On or before the one hundred and twentieth (120th) day after Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment to the Adjusted Purchase Price in accordance with Section 3 above. Seller shall prepare the Final Settlement Statement in accordance with this Agreement and with GAAP. Buyer shall be given copies of all supporting documentation utilized in connection with the preparation of the Final Settlement Statement when Seller delivers the Final Settlement Statement to Buyer. On or before the forty-fifth (45th) day after receipt of the Final Settlement Statement, Buyer shall have the right, but not the obligation, to deliver to Seller written notice of any objections by Buyer to the Final Settlement Statement. Buyer’s notice shall include supporting documentation. If Buyer fails to deliver written notice of such objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding upon the Parties. If Buyer delivers written objections within said time period, the Final Settlement Statement shall be deemed conclusively to be final and binding with respect to all adjustments other than those described in Buyer’s written objections. Buyer and Seller shall use their reasonable efforts in good faith to confer and resolve any objections within fifteen (15) days after Seller’s receipt of Buyer’s notice of objections. If Buyer and Seller resolve all objections, the adjusted Final Settlement Statement and the Adjusted Purchase Price shall be deemed conclusively to be final and binding upon the Parties. Any adjustments not resolved within said 15-day time period shall, be resolved pursuant to this Section 12(c)3. In such case, each Party will within ten (10) Business Days from the expiration of the 15-day time period deliver to each other and UHY unless UHY is unable or unwilling to accept such appointment, in which case, to Hein (or if Hein is unable or unwilling to accept such appointment, then an accounting firm of similar expertise, size and reputation chosen by Seller, which accounting firm has not been engaged by Seller or any of its Affiliates within the past ten (10) years), a notice setting forth in reasonable detail the amount and calculation of the adjustments to the proposed Final Settlement Statement and their proposed Adjusted Purchase Price. Within ten (10) Business Days after receiving such notices, such accounting firm shall choose the Adjusted Purchase Price from one of the notices and will in no way be empowered to choose a different value. With respect to any adjustments in the Final Settlement Statement, the “Settlement Date” shall be the date upon which such adjustments are deemed final and binding hereunder. If the Adjusted Purchase Price is more than the Preliminary Amount, Buyer shall pay Seller the amount of such difference. If the Adjusted Purchase Price is less than the Preliminary Amount, Seller shall pay to Buyer the amount of such difference. Any such payment by Buyer or Seller hereunder shall be paid by wire transfer in immediately available funds on or before five (5) Business Days after the Settlement Date.
Section 14.    Post-Closing Covenants.

(a)    Recording and Sales Tax. Buyer, at Buyer’s sole cost and expense, shall promptly record counterparts of the Assignment in the appropriate offices of the state and counties in which the lands covered by such instrument are located. Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignment with the recording information thereon on or before thirty (30) days after recordation. Notwithstanding anything in this Agreement to the contrary, Buyer shall promptly pay all sales, use, transfer, documentary, recording, filing, stamp, registration and other similar taxes and fees (specifically excluding taxes on gross income, net income or gross receipts) incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Sales Tax”). Buyer shall indemnify, defend, release and hold harmless Seller Indemnities with respect to the payment of the Sales Tax after the Effective Time, including any and all interest and penalties assessed thereon.
(b)    Records. At Closing, Seller shall deliver to Buyer, at Buyer’s address or at such other location as directed by Buyer, all originals of the Records, or where originals are not available, copies, at Seller’s sole cost and expense, of the Records.
(c)    Records Subject to Transfer Restrictions. If applicable, Seller shall cause its Affiliates to consent to the transfer of all records and files related to the Properties. If any records or files related to the Properties (including, by way of example only, any reprocessed seismic data) are subject to Third Party restrictions on transfer that are not waived or removed prior to Closing, Seller shall use commercially reasonable efforts to cooperate with Buyer’s efforts to obtain waivers or removals of such restrictions after Closing, and if Buyer succeeds in having such restrictions waived or removed, such records or files shall be deemed to constitute Records and Seller shall deliver such Records to Buyer within a reasonable amount of time. Any and all costs related to Buyer’s efforts to obtain records or files subject to third party restrictions and any transfer fees for seismic data shall be paid for by Buyer.
(d)    Financial Information. For one (1) year after Closing, Seller shall use its commercially reasonable efforts to provide information reasonably requested by Buyer in connection with its preparation of financial statements and any necessary securities filings relating to the transactions contemplated hereunder. Notwithstanding the indemnities contained in Section 16, except for matters arising out of or relating to the gross negligence or willful misconduct of any of Seller Indemnitees, Buyer shall indemnify, defend, release and hold harmless Seller from and against any and all Claims arising from or in connection with the information provided pursuant to this Section 14(d).
Section 15.    Operations. [Intentionally Deleted]

Section 16.    Indemnities.
(a)    Seller’s Indemnification. Seller hereby agrees to indemnify, defend, release and hold harmless Buyer, and Buyer’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively “Buyer Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Excluded Properties; (ii) all Property Costs, royalties, overriding royalties, production payments, net profits obligations, delay rentals, shut-in payments and similar burdens to which the Properties were subject accruing before the Effective Time, to the extent not utilized to reduce the Purchase Price in accordance with Section 3(b); (iii)  the breach of any of Seller’s representations, and warranties hereunder; and (iv) the breach of any of Seller’s covenants or agreements hereunder; provided, however, that Buyer’s sole and exclusive remedy for Title Defects (except for Title Defects that constitute a breach of Seller’s special warranty of title contained in the Assignment) and Environmental Defects shall be pursuant to Section 7(f) of this Agreement.
(b)    Buyer’s Indemnification. Buyer hereby agrees to indemnify, defend, release and hold harmless Seller, Seller’s Affiliates, investment bankers, brokers, accountants and attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Indemnitees”), from and against any and all Damages arising in connection with or related to: (i) the Assumed Liabilities; and (ii) a breach of any of Buyer’s representations and warranties, covenants or agreements hereunder.
(c)    Monetary Damages. Seller and Buyer acknowledge and agree that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any and all Claims of breach of any representation, warranty or covenant contained herein or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller hereby waive, disclaim and release any and all rights to rescind this Agreement or any of the transactions contemplated hereby after the Closing.
(d)    Monetary Limitation. Seller shall not be obligated to indemnify Buyer for any Damages pursuant to Section 16(a)(iii) except to the extent that the aggregate of all such Damages exceeds the Deductible. The Parties acknowledge and agree that it is the intent of the Parties that this amount shall be a deductible and not a threshold, and Seller’s indemnity pursuant to Section 16(a)(iii) above shall cover and include that portion of the Damages in excess of such deductible only. Notwithstanding anything to the contrary, Buyer’s right to indemnification from Seller pursuant to Section 16(a)(iii) shall be limited to and shall not exceed thirty percent (30%) of the unadjusted Purchase Price. Notwithstanding anything otherwise provided in this Agreement, the monetary limitations in this Section 16(d) shall not apply to any Claims by Buyer arising from Seller’s breach of any Fundamental Representations or Seller’s intentional fraud pursuant to applicable Law. Notwithstanding any other provision hereof, in no event shall any Party be entitled to duplicate compensation with respect to any Claim, Title Defect, Environmental Defect, Damages or breach of representation, warranty or covenant asserted under any provision of this Agreement, even though such Claim, Title Defect, Environmental Defect, Damages or breach may be addressed by more than one provision of this Agreement. Further, notwithstanding anything to the contrary, Buyer shall not have any right of indemnification by Seller, and Seller shall not have any obligation of indemnification of Buyer for the Permitted Encumbrances, Title Defects or Environmental Defects.
(e)    Time Limitation. Seller’s indemnities contained in Section 16(a)(iii) shall terminate on the Post-Closing Date except that Seller’s indemnities related to breaches of Fundamental Representations shall survive until the expiration of any applicable statute of limitations. Notwithstanding anything to the contrary, for any Claims asserted in good faith by Buyer for indemnification by Seller for which Buyer has delivered written notice on or before the termination date noted above, the indemnification obligations under this Section 16 shall remain in full force and effect until the final resolution of such Claims. Except as otherwise provided in the first sentence hereof, the Parties indemnity obligations hereunder shall survive until the expiration of any applicable statute of limitations.
(f)    Indemnification Actions. All Claims for indemnification under this Section 16 shall be asserted and resolved as follows:
(i)    For purposes of this Section 16, the term “Indemnifying Party” when used in connection with particular Damages shall mean the Party having an obligation to indemnify the other Party with respect to such Damages pursuant to this Section 16, and the term “Indemnified Party” when used in connection with particular Damages shall mean the Party having the right to be indemnified with respect to such Damages by the other Party pursuant to this Section 16.
(ii)    To make a claim for indemnification under this Section 16, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 16, including the basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim.
(iii)    If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying

Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.
(iv)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (A) cure the Damages complained of, (B) admit its liability for such Damages or (C) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Party.
(g)    Mitigation. A Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall use such Party’s reasonable efforts in good faith to mitigate all Claims promptly upon such Party’s Knowledge of any event or circumstance which may reasonably be expected to give rise to any Claims indemnifiable or recoverable hereunder or in connection herewith.
(h)    Exclusive Remedy. If the Closing occurs, the sole and exclusive remedy of Buyer and Seller with respect to this Agreement, and the transactions contemplated hereby, shall be pursuant to the indemnification provisions of this Section 16 only. Any and all Claims for the breach of any representation, warranty, agreement or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 16. Except for the rights and remedies expressly stated in this Agreement (including the indemnification provisions of this Section 16), if the Closing occurs, each Party shall be deemed to have irrevocably disclaimed, waived and released any and all rights and remedies, at law or in equity, against the other Party for any Claims arising in connection with or related to this Agreement, and the transactions contemplated hereby, including any right of contribution under any and all applicable Law and Environmental Law.
Section 17.    Disclaimers.
(a)    No Warranty. EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4 ABOVE, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT, THE PROPERTIES ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY WARRANTY OF MERCHANTABILITY, CONDITION, SAFETY OR FITNESS FOR A PARTICULAR PURPOSE, AND BUYER ACCEPTS THE PROPERTIES “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR

THE ASSIGNMENT, ALL DESCRIPTIONS OF THE PROPERTIES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER INDEMNITEES HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER INDEMNITEES. SELLER INDEMNITEES SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS CAUSED OR ALLEGED TO BE CAUSED DIRECTLY, INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH DESCRIPTIONS OF THE PROPERTIES, BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY LAW AND ENVIRONMENTAL LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH LAW AND ENVIRONMENTAL LAW.
(b)    Disclaimer. EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES, THE VALUE OF THE PROPERTIES BASED THEREON, OR THE CONDITION OR STATE OF REPAIR OF THE PROPERTIES. THIS DISCLAIMER EXTENDS TO ANY REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND/OR SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM THE PRODUCTION FROM THE PROPERTIES, IT BEING ACKNOWLEDGED AND AGREED THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. ALSO, BUYER ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ESTIMATES ONLY OF PROJECTED FUTURE OIL AND/OR GAS VOLUMES, FUTURE FINDING COSTS AND FUTURE OIL AND/OR GAS SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.
(c)    Not Consumers. SELLER AND BUYER HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF ANY DECEPTIVE TRADE PRACTICES OR CONSUMER PROTECTION ACT, OR ANY APPLICABLE LAW AND ENVIRONMENTAL LAW. BUYER HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER ALL APPLICABLE LAW AND ENVIRONMENTAL LAW WHICH MAY AFFORD CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER AND RELEASE. TO EVIDENCE BUYER’S ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (i) BUYER

IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION; (ii) BUYER IS REPRESENTED BY LEGAL COUNSEL IN ENTERING INTO THIS AGREEMENT; AND (iii) SUCH LEGAL COUNSEL WAS NOT, DIRECTLY OR INDIRECTLY, IDENTIFIED, SUGGESTED OR SELECTED BY SELLER OR ANY AGENT OF SELLER.
(d)    Disclaimers. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ANY CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST SALES, USE, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PARTY CLAIMS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT. THE FOREGOING DISCLAIMERS, RELEASES AND WAIVERS SHALL APPLY TO THE SELLER INDEMNITEES AND BUYER INDEMNITEES IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION HEREUNDER OR OTHERWISE.
Section 18.    Termination and Notices.
(a)    Termination. This Agreement, and the transactions contemplated hereby, may be terminated: (i) by mutual written consent of Seller and Buyer; (ii) by Seller if the conditions set forth in Section 11(a) above have not been satisfied by Buyer or waived in writing by Seller on or before the Outside Termination Date (as defined below); (iii) by Buyer if the conditions set forth in Section 11(b) above have not been satisfied by Seller or waived in writing by Buyer on or before the Outside Termination Date; (iv) by either Buyer or Seller if the conditions set forth in Section 11(c) or Section 11(d) have not been satisfied or waived in writing by the Parties on or before the Outside Termination Date; or (v) by either Seller or Buyer, if the Closing shall not have occurred on or before January 15, 2014 (the “Outside Termination Date”).
(b)    Buyer’s Remedy. In the event of a material breach of any provision of this Agreement by Seller that is not cured within five (5) days of its receipt of written notice thereof from Buyer, in the absence of a material breach of any provision of this Agreement by Buyer, Buyer’s exclusive remedies shall be to either terminate this Agreement by written notice delivered to Seller and receive a return of the Deposit or to demand specific performance. Buyer hereby irrevocably disclaims, waives and releases any and all Claims against Seller and all of the Seller Indemnitees arising in connection with or related to this Agreement and any of the transactions contemplated hereby upon any such termination of this Agreement and in seeking specific performance Buyer shall be deemed to have irrevocably waived any such breach.

Section 19.    Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as set forth below, and any notice or communication hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) if by facsimile or electronic transmission, upon confirmation by the recipient of receipt; or (d) by Federal Express overnight delivery (or other reputable overnight delivery service), one (1) Business Day after deposited with such service. All such notices shall be addressed as follows:

If to Seller:	With a copy to (which shall not constitute notice):

Abraxas Petroleum Corporation	Jackson Walker L.L.P.
18803 Meisner Drive	112 E. Pecan, Suite 2400
San Antonio, Texas 78258	San Antonio, Texas 78205
Attention: Mr. Robert L.G. Watson	Attention: Steven R. Jacobs
Telephone: (210) 757-9850	Telephone: (210) 978-7700
Fax: (210) 490-8816	Fax: (210) 978-7790
Email: rwatson@abraxaspetroleum.com	Email: sjacobs@jw.com

If to Buyer:	With a copy to (which shall not constitute notice):

F-250, LLC c/o Redman Management Company 10375 Richmond, Suite 444 Houston, Texas 77042 Attn: Mr. Jeff Voncannon Telephone: (713) 782-2870	Gardere Wynne Sewell LLP 1000 Louisiana, Suite 3400 Houston, TX 77002-5011 Attention: Jerry DeVault Telephone: (713) 276-5835 Email: jdevault@gardere.com
Email: jvoncannon@redmanresources.com
Any Party may, upon written notice to the other Parties, change the address and person to whom such communications are thereafter to be directed.
Section 20.    Miscellaneous.
(a)    Exhibits. All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates; provided, however, to the extent that a matter is disclosed in a schedule is relevant and reasonably apparent on its face to apply to the disclosure required by any other section of this Agreement, such matter shall be deemed to be disclosed in such other section of this Agreement, whether or not an explicit cross reference appears.
(b)    Integration. This Agreement, and the exhibits and schedules hereto, including the definitions in Schedule 1, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace all prior negotiations, discussions, representations, understandings and agreements, whether oral or written, relating to such subject matter.
(c)    Amendments. This Agreement may not be altered or amended, nor any rights hereunder waived, except by a written document signed by the Party to be charged with such amendment or waiver.
(d)    No Assignment. A Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Such other Party shall consent to a proposed assignment hereunder to the extent that the proposed assignee has the financial and technical ability to perform the obligations of assignor under this Agreement, and such assignment is in compliance with the terms and conditions of this Agreement. Any attempted assignment in breach of this provision shall be null and void. Any assignment hereunder shall be subject to all of the terms and conditions of this Agreement, and the proposed assignee shall agree to assume, bear and perform all of the obligations of the assignor hereunder. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate without Seller’s consent; provided Buyer shall remain liable to Seller for all of Buyer’s duties, obligations and liabilities hereunder.
(e)    Binding Effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.
(f)    Third Parties. Except for indemnified persons or entities described in Section 16 above, this Agreement shall not confer any rights, benefits or remedies to any person or entity not a Party hereto. The preceding sentence notwithstanding, any claim for indemnity or defense under this Agreement may only be brought by and administered by a Party to this Agreement.
(g)    No Merger; Survival. None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed. Except for Seller’s Fundamental Representations, which shall survive until the expiration of any applicable statute of limitations, the representations and warranties made by Seller in Section 4 above and by Buyer in Section 5 above shall survive the Closing until the Post-Closing Date, shall expire automatically upon the Post-Closing Date, and no Claims for breach thereof shall be made after the Post-Closing Date.

(h)    Expenses and Fees. Except as expressly stated herein to the contrary, each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker or investment banker fees.
(i)    Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of Texas, without regard to any conflicts of laws principles that would cause the application of Law from another jurisdiction.
(j)    Venue and Jurisdiction. Each Party consents to personal jurisdiction in any legal action, suit or proceeding with respect to this Agreement in any court, federal or state, within Travis County, Texas, having subject matter jurisdiction and with respect to any such claim, each Party irrevocably waives, to the fullest extent permitted by law, any Claim, or any objection that it may now or hereafter have, that venue or jurisdiction is not proper with respect to any such legal action, suit or proceeding brought in such court in Travis County, Texas, including any claim that such legal action, suit or proceeding brought in such court has been brought in an inconvenient forum and any Claim that such Party is not subject to personal jurisdiction or service of process in such Travis County, Texas forum.
(k)    Attorney’s Fees. In the event of any disputes related to this Agreement, the prevailing Party shall recover its court costs, out-of-pocket costs, expert witness fees and reasonable attorneys’ fees from the opposing Party.
(l)    Press Releases. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties, which shall not be unreasonably condition, delayed or withheld. Notwithstanding the foregoing, any Party may make any public disclosure that such Party believes in good faith is required by Law or any listing or trading agreement concerning its or its Affiliates’ publicly-traded securities (in which case such Party shall use all reasonable efforts to advise the other Parties, and allow the other Parties an opportunity to comment on the proposed disclosure, prior to making the disclosure).
(m)    Interpretation. For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer and Seller, and their respective counsel; (ii) Buyer and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.
(n)    Construction. The headings of the articles and sections of this Agreement and any listing of its contents shall not limit or otherwise affect any of the terms or provisions of this

Agreement. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.
(o)    Timing. The Parties hereby acknowledge and agree that time is of the essence of this Agreement.
(p)    Further Assurances. Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.
(q)    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same Agreement. In the event that this Agreement is delivered by facsimile transmission or by e-mail delivery of a “.pdf” file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” file were an original thereof.

[Signature Page Follows]

EXECUTED on the Execution Date, to be effective for all purposes as of the Effective Time.

SELLER:		BUYER:

ABRAXAS PETROLEUM CORPORATION		F-250, LLC
By: Redman Management Company, LLC Its: Manager

By:	_____________________________	By:	_____________________________
Name:	Geoffrey R. King	Name:	J. Jeffrey Voncannon
Title:	Vice President and Chief Financial Officer	Title:	Manager

PURCHASE AND SALE AGREEMENT SIGNATURE PAGE

Schedule 1
Definitions
“Adjusted Purchase Price” has the meaning set forth in Section 3.
“Affiliate” means any individual, group, partnership, corporation, trust or other entity which (a) controls either directly or indirectly a Person, or (b) is controlled directly or indirectly by such Person, or (c) is directly or indirectly controlled by an individual, group, partnership, corporation, trust or other entity which directly or indirectly controls such Person, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of an individual, group, partnership, corporation, trust or other entity.
“Agreement” has the meaning set forth in the preamble.
“Allocated Value” and “Allocated Values” have the meanings set forth in Section 3(d).
“Applicable Contracts” means all Contracts to which Seller is a party that primarily relate to the Properties and that will be binding on the Properties or Buyer after Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; and crossing agreements and other similar contracts and agreements; but excluding the Leases, including any amendments thereto, whether recorded or unrecorded, and any master service agreements or other agreements held by Seller solely in its capacity as Operator of the Properties.
“Applicable Operating Agreements” means, collectively, the joint operating agreements applicable to the Properties, and “Applicable Operating Agreement” means any of them.
“Assignment” has the meaning set forth in Section 12(b)(i).
“Assumed Liabilities” has the meaning set forth in Section 1(c).
“Bank Liens” has the meaning set forth in Section 7(d)(vi).
“Business Day” means each calendar day except Saturdays, Sundays and federal holidays.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 16(a).
“Buyer’s Notice Date” has the meaning set forth in Section 7(c).
“Buyer Withdrawn Properties” has the meaning set forth in Section 7(d)(v).

“Casualty Event” has the meaning set forth in Section 9(b).
“Casualty Loss” has the meaning set forth in Section 9(b).
“Casualty Threshold” has the meaning set forth in Section 9(b).
“Claim Notice” has the meaning set forth in Section 16(f)(ii).
“Claims” shall mean any and all claims, demands, complaints, causes of action, suits, actions and appeals.
“Closing” has the meaning set forth in Section 12.
“Closing Date” has the meaning set forth in Section 12.
“Code” means the Internal Revenue Code of 1986, as amended.
“Condition of the Properties” has the meaning set forth in Section 1(c).
“Damages” shall mean the amount of any actual liability, loss, cost, expense, recovery, liability, award, settlement, penalty, fine or judgment incurred or suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Buyer and Seller shall not be entitled to indemnification under this Agreement for, and “Damages” shall not include, loss of profits or other consequential damages suffered by the Indemnified Party, or any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by Third Parties and actually paid by an Indemnified Party pursuant to a Third Party Claim).
“Deductible” means one percent (1.0%) of the unadjusted Purchase Price. Any adjustment to the Purchase Price for Title Defects and Environmental Defects that individually exceed the Defect Threshold shall include only that portion of the sum of (a) Title Defects and (b) Environmental Defects which collectively exceeds the Deductible.
“Defect” has the meaning set forth in Section 7(d)(v).
“Defect Notice” has the meaning set forth in Section 7(c).
“Defect Threshold” means Twenty Thousand Dollars ($20,000.00). Each Title Defect with a Title Defect Value, and each Environmental Defect with a Remediation Value, respectively, of less than the Defect Threshold shall be considered a Permitted Encumbrance, and Buyer shall assume sole and exclusive responsibility for all such Title Defects and Environmental Defects.
“Deposit” has the meaning set forth in Section 2.
“Disclosure Schedule” means the schedules referred to in Schedule 4.

“Effective Time” has the meaning set forth in Section 3.
“Environmental Defect” means any contamination or condition resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under or from the Land, or the migration or transportation from other lands to the Land, or from the Land to other lands, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which is in violation of Environmental Law and is not otherwise authorized by permit or Environmental Law and for which remedial, investigative or corrective action is required.
“Environmental Law” means any and all applicable laws, statutes, regulations, orders, judgments, writs, injunctions or decrees of any applicable governmental entity relating to safety, the protection of human health, or the protection of the environment, including the Occupational Safety and Health Act, as amended; the Clean Air Act, as amended; the Comprehensive Environmental Response, as amended; Compensation and Liability Act of 1980, as amended; the Federal Water Pollution Control Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substance Control Act, as amended; the Hazardous and Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; the Clean Water Act, as amended; the National Environmental Policy Act, as amended; the Endangered Species Act, as amended; the Fish and Wildlife Coordination Act, as amended; the National Historic Preservation Act, as amended; and the Oil Pollution Act of 1990, as amended, as well as any federal, state and local laws, statutes, regulations, orders, judgments, writs, injunctions or decrees of any applicable governmental entity governing the same, similar or related matters.
“Equipment” means the equipment, machinery, tools, tangible personal property, facilities, improvements, structures and fixtures located on the Land, or directly used in connection with the Leases or the Wells, for the production, gathering, treatment, compression, transportation, processing, sale or disposal of hydrocarbons or water produced from the Wells, including all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, pads, pits, cellars, sumps, separators, treaters, compressors, pipelines and other improvements described in Exhibit C hereto.
“Excluded Properties” has the meaning set forth in Section 1(b).
“Final Settlement Statement” has the meaning set forth in Section 12(c).
“Fundamental Representations” means the representations and warranties set forth in Sections 4(a)– 4(c), 4(d)(i), 4(g), 4(h) and 4(n).
“Future Wells” means the future well locations described on the Plat attached to Schedule 3(d), subject to the limitations set forth therein, and to any restrictions on the future well locations, as provided for in the Leases, the Surface Agreements, the Applicable Contracts, Environmental Law, and the Law.
“GAAP” means generally accepted accounting principles customarily applied in the oil and gas industry as interpreted as of the Execution Date.

“Hein” means Hein & Associates (http://www.heincpa.com).
“Imbalances” means over-production or under-production or over-delivery or under-delivery with respect to Production from or attributable to the Properties, regardless of whether the same arise at the wellhead, pipeline, gathering system, transportation system, processing plant or any other location.
“Indemnified Party” has the meaning set forth in Section 16(f)(i).
“Indemnifying Party” has the meaning set forth in Section 16(f)(i).
“Knowledge” has the meaning set forth in Section 4 and Section 5.
“Land” has the meaning set forth in Section 1(a)(i).
“Law” means any and all applicable laws, statutes, rules, regulations, orders, judgments, writs, injunctions or decrees of any applicable governmental entity other than Environmental Law.
“Leases” has the meaning set forth in Section 1(a)(i).
“Material Adverse Effect” means the result of a circumstance affecting the Properties that, taken as a whole and whether or not arising from transactions in the ordinary course of business, results in a material diminution of the value, net of any positive effect, of the Properties, provided, however, that no material adverse effect caused by changes in the prices of hydrocarbons, the cost or availability of goods or services; the oil and gas industry generally; governmental orders, regulations, ordinances, or laws; the U.S. or world economies; or similar matters shall be considered.
“Material Contracts” has the meaning set forth Section 4(k).
“Net Revenue Interest” means, with respect to a Well or a Future Well, Seller’s interest in oil, gas and other minerals produced, saved and sold from the Well or Future Well, as set forth in Schedule 3(d), after giving effect to all landowners’ royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.
“NORM” means Naturally Occurring Radioactive Material.
“Outside Termination Date” has the meaning set forth in Section 18(a).
“Party” and “Parties” have the meanings set forth in the preamble.
“Permitted Encumbrances” means any of the following:
(a)    The terms and conditions of this Agreement, the Leases, the Material Contracts, and the Surface Rights and all matters disclosed in the Disclosure Schedule, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Wells to less than the Net Revenue Interest for such

Wells set forth in Schedule 3(d); or (B) increase the Working Interest of Seller in any of the Wells to greater than the Working Interest set forth in Schedule 3(d) (unless Seller’s Net Revenue Interest therein is increased in the same proportion);
(b)    The terms and conditions of this Agreement, the Leases, the Material Contracts, the Surface Rights, the Law, Environmental Law, and all matters disclosed in Schedule 4(k) relating to the rights of owners and lessees of coal in the Properties, to the extent the same operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from the Future Wells to less than the Net Revenue Interest for such Future Wells set forth in Schedule 3(d); or (B) increase the Working Interest of Seller in any of the Future Wells to greater than the Working Interest set forth in Schedule 3(d);
(c)     Royalties and overriding royalties burdening the Wells and Future Wells, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from such Wells and Future Wells to less than the Net Revenue Interest for such Wells and Future Wells set forth in Schedule 3(d); or (B) increase the Working Interest of Seller in such Wells and Future Wells to greater than the Working Interest set forth in Schedule 3(d) (unless Seller’s Net Revenue Interest therein is increased in the same proportion);
(d)    All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if such are routinely obtained subsequent to the sale or conveyance;
(e)    Third Party consents to assignment that have been obtained, or will be obtained prior to Closing, from the appropriate Persons and preferential purchase rights to purchase identified on the Disclosure Schedule;
(f)    Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto which do not have a material adverse effect on the oil and gas operations to be conducted on any of the Properties;
(g)    Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;
(h)    All rights reserved to or vested in any governmental authority to control or regulate any of the Properties in accordance with applicable Law;
(i)    Division orders terminable without penalty upon no more than sixty (60) days’ prior written notice;

(j)    Liens arising under operating agreements, unitization and pooling agreements and sales contracts securing amounts not yet due, or, if due, being contested in good faith in the ordinary course of business;
(k)    Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith in the ordinary course of business;
(l)    Any real property taxes not yet due and payable;
(m)    The lack of a release of any prior expired oil and gas lease covering any portion of the Lands, if the Records contain an affidavit of non-production;
(n)    Mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases to the extent the same are subordinated to the Leases;
(o)    Defects or irregularities of title as to which the relevant statute of limitation or prescription would conclusively bar any attack or claim against Seller’s title;
(p)    Defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirs, or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization, unless Buyer provides evidence that the defect results in another person’s superior, actual and valid claim of title to the affected Properties;
(q)    Any question as to the legitimacy of a survey or the lack of a survey;
(r)    Any change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date, but only to the extent the same do not operate to: (A) reduce the interest of Seller with respect to all oil and gas produced from a Well or Future Well to less than the Net Revenue Interest for such Wells and Future Wells set forth in Schedule 3(d); or (B) increase the Working Interest of Seller in any of the Wells and Future Wells to greater than the Working Interest set forth in Schedule 3(d) (unless Seller’s Net Revenue Interest therein is increased in the same proportion); and
(s)    The necessity of obtaining the joinder or consent of other working interest owners or lessors in the Leases or of any owners of the Land as may be required for the drilling of any of the Future Wells;

(t)    The right of other working interest owners in the Leases to propose the drilling of wells that may conflict with or preclude the possibility of drilling a Future Well; and
(u)    Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 7.
“Person” means an individual, a corporation, an association, a partnership, a limited partnership, a limited liability company, a joint-stock company, a trust, any unincorporated organization or a government or a political subdivision thereof.
“Plat” means the unscaled map attached to Schedule 3(d) which provides a rough approximation of the location, length, and approximation of Future Wells.
“Post-Closing Date” shall mean the date that is one year after the Closing Date.
“Preliminary Amount” has the meaning set forth in Section 12(a).
“Preliminary Settlement Statement” has the meaning set forth in Section 12(a).
“Production” means the oil, gas, condensate and other hydrocarbon production produced from the Land covered by the Leases, or attributable thereto, or to lands pooled or unitized therewith, from and after the Effective Time.
“Production Taxes” means the ad valorem, severance, production, property or similar taxes and assessments attributable to the Properties (specifically excluding Seller’s federal income taxes and state income and franchise taxes).
“Properties” has the meaning set forth in Section 1(a).
“Property Costs” has the meaning set forth in Section 3(a)(i).
“Purchase Price” has the meaning set forth in Section 2.
“Records” means Seller’s files and records related to the Leases, the Land, the Wells and Future Wells, the Equipment, the Production, the Surface Rights and the Material Contracts, including: (A) title abstracts, title opinions, leases, assignments, contracts, rights of way, surveys, maps, plats and related correspondence; (B) well files, logs, and operations, engineering and maintenance records; (C) joint interest billing, lease operating expense, division of interest and accounting records; (D) the Production Taxes and all files and records related thereto; and (E) all seismic, engineering, geological and geophysical data, information, and technical evaluations, but only to the extent not subject to Third Party contractual restrictions on disclosure or transfer that have not been waived or consented to following Seller’s written request therefor or that Buyer has not agreed in writing to pay or satisfy at its cost, to the extent disclosure or transfer is permitted on the payment of a fee, and only to the extent related to the Properties; but, in all cases, specifically excluding the records and files related to the Excluded Properties described in Section 1(b)(viii).

“Remediation Value” means, with respect to an individual Environmental Defect, the reasonable cost to remediate such Environmental Defect as determined in accordance herewith. In no event shall the Remediation Value for any of the Properties exceed the lesser of the Allocated Value set forth in Schedule 3(d), or the reasonable cost to remediate such Environmental Defect, if the cost to cure is reasonably determinable.
“Sales Tax” has the meaning set forth in Section 14(a).
“Sanchez” means Sanchez Energy Corporation.
“Securities Law” means all applicable federal and state securities Laws, including the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 16(b).
“Seller’s Response Date” has the meaning set forth in Section 7(d).
“Seller Withdrawn Properties” has the meaning set forth in Section 7(d)(v).
“Surface Rights” means the easements, rights-of-way, permits, leases, licenses, servitudes, access agreements, surface use agreements or other similar interests with respect to ingress, egress, access to the Lands, or the Wells, including those described in Exhibit D hereto.
“Third Party” means any Person other than one of the Parties or an Affiliate of a Party.
“Third Party Claim” shall mean a Claim against one of the Parties by a Third Party.
“Title Defect” means, with respect to Seller’s interest in any of the Properties, on a property by property basis, any lien, charge, encumbrance or defect of title, excluding the Permitted Encumbrances, that: (A) increases the Working Interest of Seller in any of the Properties to greater than the Working Interest set forth on Schedule 3(d) (unless Seller’s Net Revenue Interest therein is increased in the same proportion); (B) diminishes the Net Revenue Interest of Seller in any of the Properties to less than the Net Revenue Interest as set forth on Schedule 3(d); (C) results in a pledge, security interest or lien upon a Lease or any of the Properties; or (D) has an adverse effect on the ownership or operation of a Lease or any of the Properties.
“Title Defect Value” means, with respect to an individual Title Defect, the amount by which the Allocated Value of the affected Properties is reduced as a result of such Title Defect as determined in accordance herewith. In no event shall the Title Defect Value for a particular Property exceed the lesser of the Allocated Value set forth in Schedule 3(d) hereto, or the reasonable cost to cure the Title Defect, if the cost to cure is reasonably determinable.
“UHY” means UHY LLP (http://uhy-us.com).
“Wells” means the oil and gas wells described in Exhibit B hereto.

“Withdrawn Properties” has the meaning set forth in Section 7(d)(v).
“Working Interest” means, with respect to an individual Well or a Future Well, Seller’s ownership interest in and to the Well or Future Well set forth in Schedule 3(d), insofar as such interest is burdened by the obligation to bear and pay costs, without regard to any landowners’ royalties, overriding royalties, production payments or similar burdens on production.
“WyCross Gas Gathering System” means the Surface Rights and Equipment listed in the Exhibits under the heading “WyCross Gas Gathering System.”